Exhibit 99.1

CONTACT:	Rick Howe
Director, Corporate Communications
(858) 207 — 5859
BIOMED REALTY, L.P. COMMENCES OFFER OF EXCHANGEABLE SENIOR NOTES
SAN DIEGO, Calif. — January 5, 2010 — BioMed Realty Trust, Inc. (NYSE: BMR) today announced that its operating partnership subsidiary, BioMed Realty, L.P., has commenced a private placement, subject to market conditions, of $125.0 million aggregate principal amount of Exchangeable Senior Notes due 2030 (the “Notes”), plus up to an additional $25.0 million aggregate principal amount of Notes that may be issued at the option of the initial purchasers to cover over-allotments, if any. The Notes will be senior unsecured obligations of the operating partnership, will be fully and unconditionally guaranteed by BioMed Realty Trust and will be exchangeable for shares of BioMed Realty Trust common stock. The interest rate, exchange rate and offering price are to be determined by negotiations between the operating partnership and the initial purchasers of the Notes.
The operating partnership intends to use the net proceeds from the private offering to repay a portion of the outstanding indebtedness under its unsecured line of credit and for other general corporate and working capital purposes.
The Notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The Notes and the common stock issuable upon exchange of the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Safe Harbor Statement
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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